Exhibit 3.2

SECOND AMENDED AND RESTATED

BY-LAWS

OF

RISKMETRICS GROUP, INC.

(the “Corporation”)

SECTION 1

OFFICES

1.1                   Registered Office.  The registered office of RiskMetrics Group, Inc. (the “Corporation”) in the State of Delaware shall be at 2711 Centerville Road, Suite 400, Wilmington, Delaware, New Castle County, 19808.

1.2                   Other Offices.  The Corporation may also have such other offices in such other places, either within or without the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or the business of the Corporation may require.

SECTION 2

MEETINGS OF STOCKHOLDERS

2.1           Place and Time of Meetings.  Subject to Section 2.3 hereof, all meetings of the stockholders of the Corporation shall be held on such date, at such time and at such place (or at no place if by means of remote or electronic communication) as shall from time to time be designated by the Board.  To the extent permitted by law, the Board may permit stockholders who are not present at meetings to (a) participate by electronic communications and (b) be deemed present at a meeting when participating through electronic communications; provided, that, if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communications, a record of such vote or other action shall be maintained by the Corporation.

2.2           Annual Meetings.  The annual meeting of stockholders for the election of directors and for the transaction of any other proper business shall be held on such date and at such time as the Board shall designate (or, if that day shall be a legal holiday under the laws of the State where such meeting is to be held, then on the next succeeding business day).

2.3           Special Meetings.  Special meetings of stockholders may be called by the Board pursuant to a resolution approved by a majority of the then authorized number of directors of the Corporation, by the Chairman of the Board, by the Lead Independent Director (if one has been designated by the Board) or by stockholders holding an aggregate of 10% of the outstanding voting stock of the Corporation, at such place, date, and time and for such purpose or purposes as shall be set forth in the notice of such meeting.

2.4           Notice of Meetings.  Notice of each meeting of stockholders shall be in writing or, subject to stockholder, consent to the extent that such consent is required by applicable law, by electronic means, shall state the place, date and time of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.  Unless otherwise provided by law, the notice of any meeting shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting.  The notice of any meeting at which action may be taken which entitles stockholders to appraisal rights under Delaware law must include a statement to that effect and include a copy of Section 262(d) of the Delaware General Corporations Law.

2.5           Stockholder Proposals.  For nominations or other business to be brought before an annual meeting by a stockholder of record entitled to vote at the meeting, the stockholder must have given written notice thereof to the Secretary of the Corporation.  To be timely, a stockholder’s notice must be delivered to, or mailed to and received at, the principal office of the Corporation no less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.  For nominations for one or more persons for election as directors, the notice and other provisions of Section 2.6 shall apply.  For any other business that a stockholder proposes to bring before the meeting, the notice shall contain (i) a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder; and (ii) the name and address of such stockholder as it appears on the Corporation’s books, and the number of shares of the Corporation’s stock that are beneficially owned by such stockholder.  Notwithstanding the foregoing provisions regarding advance notice of proposals, a stockholder shall also comply with all applicable requirements of state law and of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder with respect to the matters set forth herein.

2.6           Stockholder Nomination of Directors.  Any stockholder entitled to vote generally in the election of directors may nominate one or more persons for election or reelection as directors at a meeting but only if written notice of such stockholder’s intention to make such nomination or nominations has been given in accordance with the timing of notice requirements as set forth in Section 2.5 above and the other requirements of this Section 2.6.  Each such notice shall set forth: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (ii) a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii)

a description of all arrangements or understandings between the stockholder and each such nominee; and (iv) such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder.  The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Board to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

2.7           Inclusion of Nominees.  The Corporation shall include in its proxy materials for a meeting of stockholders at which directors are to be elected the name, together with the Disclosure and Statement (both as defined below in this Section 2.7), of any person nominated for election (the “Nominee”) to the Board by a stockholder (or group of stockholders) that satisfies the requirements of this Section 2.7 of the By-laws (the “Nominator”), and allow stockholders to vote with respect to such Nominee on the Corporation’s proxy card.

A Nominator may nominate one (1) candidate for election at a meeting.

A Nominator must: (i) have beneficially owned 4 percent or more of the Corporation’s outstanding common stock continuously for at least two (2) years as of both the date the written notice of the nomination is submitted to the Corporation and the record date for the meeting at which directors are to be elected (the “Required Shares”); (ii) provide written notice that is received by the Company’s Secretary within the time period specified in Section 2.5 of the By-laws containing (A) with respect to the Nominee, the information required by Section 2.6 of the By-laws; and (B) with respect to the Nominator, proof of ownership of the Required Shares (the information referred to in clauses (i) and (ii) above being referred to as the “Disclosure”); and (iii) execute an undertaking that the Nominator agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the stockholders of the Corporation, including, without limitation, the Disclosure and Statement, and (B) to the extent it uses soliciting material other than the Corporation’s proxy materials, comply with all applicable laws and regulations. The Nominator may furnish, at the time the Disclosure is submitted, a statement for inclusion in the Corporation’s proxy statement, not to exceed 500 words, in support of the Nominee’s candidacy (the “Statement”).  Notwithstanding anything to the contrary contained in this Section, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes would violate any applicable law or regulation.  Any Nominator whose Nominee does not receive at least 25 percent of the votes cast in the related election of directors will be prohibited from serving as a Nominator for four years from the date of the annual meeting in question.

2.8           Quorum.  At any meeting of stockholders, the presence in person or by proxy of the holders of a majority of the outstanding shares of stock entitled to vote at such meeting shall constitute a quorum for the transaction of any business at such meeting.  In the absence of a quorum, a majority of the outstanding voting interests present or may adjourn the meeting until a quorum is present.  At any adjourned meeting at which a quorum is present, any action may be taken that might have been taken at the meeting as originally called.  No notice of an adjourned meeting need be given, if the time and place are announced at the meeting at which the adjournment is taken, except that, if adjournment is for more than 30 days or if, after the adjournment, a new record date is fixed for the meeting, notice of the adjourned meeting shall be given pursuant to Section 2.4 hereof.

2.9           Conduct of Meeting.  The Chairman of the Board or, if he so designates, a Vice Chairman of the Corporation, the Chief Executive Officer, an executive vice president or vice president shall preside at each meeting of the stockholders; provided, however, that if the Chairman of the Board does not preside and has not designated an officer of the Corporation to preside, the Board may designate any person to preside over the meeting. The secretary of the Corporation, or in the absence of the secretary, a person designated by the person presiding over the meeting, shall record the proceedings of meetings of the stockholders.  The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at such meeting by the person presiding over the meeting. The Board may adopt by resolution such rules or regulations for the conduct of meetings of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chair of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chair of the meeting, may include, without limitation, the following: (1) the establishment of an agenda or order of business for the meeting; (2) rules and procedures for maintaining order at the meeting and the safety of those present; (3) limitations on attendance at or participation in the meeting, to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chair shall permit; (4) restrictions on entry to the meeting after the time fixed for the commencement thereof, and (5) limitations on the time allotted to questions or comments by participants. Unless, and to the extent determined by the Board or the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

2.10         Voting; Proxies.  Each stockholder of record shall be entitled to one vote for each share registered in his, her or its name.  Corporate action to be taken by stockholder vote shall be authorized by the affirmative vote of a majority of the votes cast at a meeting of stockholders, except as otherwise required by law, the Corporation’s certificate of incorporation, as amended and restated from time to time (the “Certificate”) or by Section 3.2.1 hereof.  Voting need not be by ballot, unless requested by holders of a majority of the outstanding voting interests present at the meeting or ordered by the chairman of the meeting.  Each stockholder entitled to vote at any meeting of stockholders or to express consent to or dissent from corporate action in writing without a meeting may authorize another person to act for him by proxy.  No proxy shall be valid after three years from its date, unless it expressly provides otherwise.

2.11         Fixing Date for Determination of Stockholders of Record.  The Board may set in advance a date for determining stockholders entitled to notice of and to vote at any meeting.  All record dates shall not be more than 60 days and no fewer than 10 days prior to the date of the meeting to which such record date relates.

2.12         Inspectors.  In advance of any meeting of Stockholders, the Board shall appoint one or more inspectors to act at the meeting and make a written report thereof. If no inspector is able to act at a meeting, the chairman of the meeting shall appoint one or more alternate inspectors to act at the meeting. Each inspector shall take and sign such oath and perform such duties as shall be required by law and may perform such other duties not inconsistent therewith as may be requested by the Corporation.

2.13         Action by Written Consent.  Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of shares of outstanding stock having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting.  Prompt notice of the taking of any such action shall be given to those stockholders who did not consent in writing.

2.14         List of Stockholders.  The secretary shall prepare or have prepared before every meeting of stockholders a complete list of the stockholders entitled to vote at the meeting in compliance with the provisions of Delaware law.

SECTION 3

BOARD OF DIRECTORS

3.1           General Powers.  The business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2           Number; Qualification; Term.  The Corporation’s policy is that the number of directors not exceed a number that can function efficiently as a body.  The business and affairs of the Corporation shall be managed by the entire Board, which shall consist of between 6 and 12 directors.  Directors shall be elected at each annual meeting or any special meeting of the stockholders by the following methods:

3.2.1    Majority Voting.  Except as provided in Section 3.2.3, each nominee shall be elected a director by a Majority Vote at any meeting for the election of directors at which a quorum is present.  For purposes of this bylaw, a “Majority Vote” mean the Nominee must receive a greater number of votes “FOR his or her election than votes “WITHHELD” with respect to such election.

3.2.2    Resignation Policy.  In order for any person to become a nominee for service on the Board (whether nominated by the Board or by a stockholder in accordance with these Bylaws), and to be eligible and qualified for service thereon, such person must submit an irrevocable resignation to the Secretary of the Corporation, contingent (A) on that person not receiving the required vote for re-election, and (B) acceptance of that resignation by the Board in accordance with policies and procedures adopted by the Board for such purposes.

After receipt of the certified results of the stockholder vote pertaining to such election, the Corporation’s Nominating and Corporate Governance Committee (the “NCG Committee”) shall consider the tendered resignation offer(s) of any nominee(s) who failed to receive a Majority Vote and recommend to the Board whether to accept it or to reject it.

The Board will act on the NCG Committee’s recommendation within 90 days following certification of the stockholder vote. In considering the Committee’s recommendation, the Board will consider the information, factors and alternatives considered by the

Committee and such additional information, factors and alternatives, as the Board deems relevant.

Thereafter, the Board will promptly disclose its decision whether to accept the director’s resignation offer (or the reasons for rejecting the resignation offer, if applicable) in a press release to be disseminated in the manner that Corporation press releases typically are distributed. The Board’s explanation of its decision shall be promptly disclosed on Form 8-K filed with the Securities and Exchange Commission (“SEC”).

Any Director(s) who fails to receive a Majority Vote shall not participate in the NCG Committee recommendation or Board action regarding whether to accept the resignation offer.  If a majority of the members of the NCG Committee are unsuccessful incumbents, then the Independent Directors then serving on the Board who were elected by a Majority Vote will appoint an ad hoc committee from amongst themselves (the “Ad Hoc Committee”), consisting of such number of directors as they may determine to be appropriate, solely for the purpose of considering and making a recommendation to the Board with respect to the tendered resignations.  The Ad Hoc Committee shall serve in place of the NCG Committee and perform the panel’s duties for purposes of this policy.

Notwithstanding the foregoing, if an Ad Hoc Committee would have been created but fewer than three directors would be eligible to serve on it, the entire Board (other than the director whose resignation is being considered) will make the determination to accept or reject the tendered resignation without any recommendation from the NCG Committee and without the creation of an Ad Hoc Committee.

If all directors are unsuccessful incumbents, the incumbent Board will nominate a new slate of directors and, within 180 days after the certification of the results of the stockholder vote, hold a special meeting for the purpose of electing a Board. In such circumstances, the incumbent Board will continue to serve until new directors are elected and qualified.

If the Board determines to accept the resignation of an unsuccessful incumbent, the NCG Committee will recommend a candidate to the Board to fill the office formerly held by the unsuccessful incumbent.

3.2.3    Contested Elections.  If the number of nominees for any election of directors nominated (i) by the Board, or (ii) any stockholder in compliance with the advance notice requirements for stockholder nominees set forth in Section 2 of these Bylaws, or (iii) a combination of nominees by the Board and any stockholder, exceeds the number of directors to be elected, the nominees receiving a plurality of the votes cast by holders of shares entitled to vote in the election at a meeting at which a quorum is present shall be elected.

Each Board member shall serve from the date of his or her appointment or election to the Board until death, resignation or removal or until the termination of such appointment and appointment of a successor.

3.3   Vacancies.  If the office of any director is vacant for any reason, or if any new directorship is created by an increase in the number of directors, the affirmative vote of a majority of the directors then in office, even if less than a quorum, or a sole remaining director, may choose the successor to fill such vacancy.  Any director chosen pursuant to this paragraph shall hold office until the next annual meeting of stockholders and until his or her successor has been duly elected and qualified.

3.4   Place of Meetings.  Meetings of the Board shall be held at such place, within or without the State of Delaware, as the Board shall from time to time determine.

3.5   Regular Meetings.  Regular meetings of the Board shall be held in accordance with a yearly meeting schedule as determined by the Board; or such meetings may be held on such other days and at such other times as the Board may from time to time determine. Notice of regular meetings of the Board need not be given except as otherwise required by these By-laws.

3.6   Special Meetings.  Special meetings of the Board may be called by the Chairman of the Board, the NCG Committee or by written request of at least three (3) directors then in office.

3.7   Notice of Meetings.  Notice of each meeting of the Board (and of each regular meeting for which notice shall be required), stating the time, place and purposes thereof, shall be mailed to each director, addressed to him or her at his or her residence or usual place of business, or shall be sent to him or her by overnight mail, courier service, or electronic transmission, or shall be given personally or by telephone, on 24 hours’ notice, or such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

Notice of meeting need not be given to any Board member if a written waiver of notice, executed by such Board member before or after the special meeting, is filed with the records of the meeting, or to any Board member who attends the meeting without protesting prior thereto or at its commencement, the lack of notice.

3.8   Conduct of Meetings.  The Board shall annually elect one of its members to be Chairman of the Board and shall fill any vacancy in the position of Chairman of the Board at such time and in such manner as the Board shall determine.

The Chairman of the Board shall preside at meetings of the Board and lead the Board in fulfilling its responsibilities as defined in Section 3.1 hereof.  In the absence of the Chairman of the Board, a member of the Board selected by the members present, shall preside at meetings of the Board. The secretary of the Corporation shall act as secretary of the meetings of the Board, but in his or her absence the presiding officer may appoint a secretary for the meeting.

To the extent the Board appoints a Lead Independent Director, the Lead Independent Director shall preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors.

3.9   Quorum; Manner of Acting.  At all meetings of the Board, a majority of the total number of members of the entire Board, whether or not there exist any vacancies in previously authorized directorships, shall constitute a quorum for the transaction of business and, except as otherwise provided in the Certificate or the Bylaws, the affirmative vote of a majority of the members of the Board at the meeting, a quorum being present, shall be the act of the entire Board.  If a quorum shall not be present at any meeting of the Board, the Board members present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

3.10   Action by Written Consent.  Any action required or permitted to be taken by the Board or by any committee of the Board may be taken without a meeting, if all the members of the Board or the committee consent in writing to the adoption of a resolution authorizing the action.  The resolution and the written consents by the members of the Board or the committee shall be filed with the minutes of the proceedings of the Board or the committee.

3.11   Resignation; Removal.  Any director may resign at any time by delivering his or her resignation in writing to the Chairman of the Board, the chief executive officer or secretary of the Corporation, to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective.

3.12   Electronic and Telephonic Participation.  Directors may participate in a meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.13   Independence.  A majority of the individuals nominated by the Board as candidates for election to the Board by the stockholders at the next annual meeting of stockholders shall qualify to be Independent Directors (as defined in this section).

If the board appoints directors between annual meetings of stockholders to fill vacancies or new directorships on the Board, the majority of all directors holding office immediately after such appointment shall be Independent Directors.

For purposes of this bylaw, the term “Independent Director” shall mean a director who is independent pursuant to all definitions and standards of “independence” adopted by the Securities and Exchange Commission (the “SEC”), the New York Stock Exchange or such other standards as may be adopted from time to time by the Board.

The Board will consider all relevant facts and circumstances in making an independence determination —from the standpoint of the director and also from the perspective of persons and organizations with whom and which the director is affiliated.

3.14   Compensation.  Each director, other than directors who are officers or employees of the Corporation, shall be entitled to receive compensation for his or her service on the Board, as determined by the Board, including, but not limited to, compensation in the form of shares of stock of the Corporation or options to purchase such shares, stock appreciation rights and other forms of equity compensation.  Directors shall be reimbursed by the Corporation for all reasonable out-of-pocket expenses incurred by them in connection with their service on the Board.

SECTION 4

COMMITTEES OF THE BOARD

4.1   Designation of Committees.  The Board may designate committees of one or more directors, which shall serve at the Board’s pleasure and have such powers and duties as the Board determines.

4.2   Elections; Vacancies; Independence.  The members and the chairman of each committee shall be elected annually by the Board at its first meeting after each annual meeting of stockholders or at any other time the Board shall determine. Vacancies in any committee may be filled at such time and in such manner as the Board shall determine. Only Independent Directors shall be members of any committee described in Sections 4.4, 4.5 and 4.6 hereof.

The membership of a committee member shall terminate on the date of his or her death or voluntary resignation, but the Board may at any time for any reason remove any individual committee member and the Board may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not the member or members constitutes a quorum, may unanimously appoint another member of the to act at the meeting in the place of any such absent or disqualified member.

4.3   Procedure; Quorum.  Except as otherwise provided in these bylaws or a resolution of the Board, each committee of the Board may fix its own rules of procedure.

At all meetings of any committee of the Board, the majority of the members thereof shall constitute a quorum for the transaction of business. The vote of a majority of the members present at a meeting of a committee of the Board at which a quorum is present shall be the act of the committee unless the Certificate of Incorporation, these Bylaws, or a resolution of the Board requires the vote of a greater number.

4.4   Audit Committee.  The audit committee shall have and may exercise the powers, authority, and responsibilities that are normally appropriate for the functions of an audit committee. The audit committee shall (i) select and retain (subject to ratification by the Corporation’s stockholders) the outside auditors, (ii) review and monitor the auditing and integrity of the Corporation’s financial statements with the outside auditors, (iii) consider any matters arising from an audit to be brought to the attention of the Board and (iv) address such other matters as are set forth in these Bylaws, or as normally within the purview of a Corporation’s audit committee.  Only Independent Directors shall be members of the audit committee. No audit committee member shall accept directly or indirectly any consulting, advisory or other compensatory fee — other than director compensation — from the Corporation or any of its subsidiaries.

Each member of the audit committee shall, in the judgment of the Board, have the ability to read and understand the Corporation’s basic financial statements or shall at the time of appointment undertake training for that purpose. At least one member of the audit committee shall, in the judgment of the Board, be an audit committee financial expert in accordance with the rules and regulations of the SEC, and at least one member (who may also serve as the audit committee financial expert) shall, in the judgment of the Board, have accounting or related financial management expertise in accordance with the rules of the New York Stock Exchange.

4.5   Compensation and Human Resources Committee.  The compensation committee shall be responsible for matters related to executive compensation and all other equity-based incentive compensation plans of the Corporation. The committee shall determine the compensation of the chief executive officer of the Corporation and make recommendations to the Board with respect to non-CEO executive officer compensation, and incentive-compensation and equity-based plans that are subject to Board approval.  The committee shall have and may exercise the powers and authority granted to it by any incentive compensation plan for employees of the Corporation.  Only Independent Directors shall be members of the compensation committee.

4.6   Nominating and Corporate Governance Committee.  The nominating and corporate governance committee shall be responsible for matters related to service on the Board of the Corporation, and associated issues of corporate governance. Prior to each annual meeting of stockholders, the committee shall recommend to the Board the individuals to constitute the nominees of the Board. The committee shall review the qualifications of individuals for consideration as director candidates and shall recommend to the Board, for its consideration, the names of individuals for election by the Board.  Only Independent Directors shall be members of the nominating and corporate governance committee.

SECTION 5

OFFICERS

5.1           Number; Qualification.  The Board shall appoint such officers of the Corporation with the titles and duties that it designates, which may include a Chairman of the Board, Chief Executive Officer, President, one or more Vice Presidents, Chief Financial Officer, Treasurer, Secretary and General Counsel.  The same person may hold more than one office.

5.2           Appointment.  The officers of the Corporation shall be appointed annually on the day of the annual meeting of the Board or as otherwise determined by the Board.  Each officer shall hold office until the next annual election of officers and until the election of his or her successor, or until his or her death, resignation, removal or retirement.

5.3           Resignation; Removal. Any officer may resign at any time by delivering his or her resignation in writing to the Chairman, Chief Executive Officer or Secretary of the Corporation, to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective.  Any officer may be removed, at any time, either with or without cause, by the Board.

5.4           Vacancies.  Any vacancy in any office, whether by reason of death, resignation, removal, retirement or otherwise, may be filled for the unexpired portion of any term by the Board.

5.5           Chairman of the Board.  The Chairman of the Board shall, if present, preside at all meetings of the Board and stockholders, unless otherwise prescribed by the Board.  He shall perform such other duties as from time to time shall be prescribed by these Bylaws or by the Board.

5.6           Chief Executive Officer.  The Chief Executive Officer shall be the principal executive officer of the Corporation.  The Chief Executive Officer shall have the general responsibility for the conduct of the business and affairs of the Corporation, under the direction and control of the Board.  He shall ensure that all resolutions and determinations of the Board are carried out by the Corporation.  He shall exercise such other duties as from time to time prescribed by the Board.

5.7           President.  The President shall exercise the duties incident to the office of President and such other duties from time to time prescribed by the Board or the Chief Executive Officer.

5.8           Chief Financial Officer.  The Chief Financial Officer shall be the principal financial officer of the Corporation and shall exercise the duties incident to the office of Chief Financial Officer and such other duties from time to time prescribed by the Board or the Chief Executive Officer.  He shall supervise, directly or indirectly, the maintenance of the financial books and records of the Corporation.

5.9           Treasurer.  The Treasurer shall have custody of the funds and securities of the Corporation and shall exercise the duties incident to the office of Treasurer and such other duties from time to time prescribed by the Chief Executive Officer or such other officer to whom he reports.

5.10         Secretary.  The Secretary shall, if present, act as secretary and record the minutes of all meetings of the Board, any committee thereof, and the stockholders of the Corporation and shall see that all notices are duly given as required by these Bylaws and under applicable law.  He shall exercise the duties incident to the office of Secretary and such other duties from time to time prescribed by the Chief Executive Officer or such other officer to whom he reports.

5.11         General Counsel.  The General Counsel shall be the chief legal officer of the Corporation and shall exercise the duties incident to the office of General Counsel and such other duties from time to time prescribed by the Chief Executive Officer or such other officer to whom he reports.

5.12         Controller.  The Controller shall be in charge of the books of account of the Corporation and shall exercise the duties incident to the office of Controller and such other duties from time to time prescribed by the Chief Executive Officer or such other officer to whom he reports.

5.13         Vice Presidents. The Board may elect one or more Vice Presidents, each of whom shall exercise such duties from time to time prescribed by the Chief Executive Officer or such other officer to whom he reports.

SECTION 6

CAPITAL STOCK

6.1   Stock Certificates.  The Corporation’s shares shall be represented by certificates in the form approved by the Board or shall be uncertificated.  Each certificate shall be signed by the Chairman, Chief Executive Officer, President or a Vice President, and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, and shall be sealed with the Corporation’s seal or a facsimile of the seal.  Any or all of the signatures on the certificate may be a facsimile.   In case any officer or transfer agent who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer or transfer agent before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer or transfer agent at the date of issue.

6.2   Transfers of Stock.  Transfers of stock shall be recorded on the books of the Corporation upon (i) presentation of the certificate(s) by the registered holder in person or by duly authorized attorney, endorsed either in blank or to a specified person, or presentation of proper evidence of transfer, succession or assignment of, or authority to transfer, such stock and the surrender of the certificate(s), or (ii) if shares are uncertificated, upon receipt of proper transfer instructions from the registered holder or a duly authorized attorney, or from a person presenting proper evidence of transfer, succession or assignment of, or authority to transfer, such stock.

6.3   Holders of Record.  The Corporation shall be entitled to treat the registered holder of any share(s) of stock as the exclusive holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share(s) on the part of any person, whether or not the Corporation shall have express or other notice thereof, save as expressly provided by statute.

6.4   Lost, Stolen, Destroyed Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

SECTION 7

MISCELLANEOUS

7.1   Corporate Seal.  The corporate seal shall be in the form adopted by the Board.  The corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.  The corporate seal shall be in the charge of the Secretary or an Assistant Secretary.

7.2   Fiscal Year.  The fiscal year of the Corporation shall begin on January 1 and terminate on December 31 of each year, unless prescribed otherwise by the Board.

7.3   Waiver of Notice. Whenever notice is required to be given, a waiver of notice, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except if the person attends such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  A written waiver of notice need not specify the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, the Board, or members of a committee of the Board.

7.4   Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or be in the form of, magnetic tape, computer disks, photographs, micro-photographs or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time.  The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.

7.5   Emergency Bylaws.  In the event of any emergency, disaster or catastrophe, as referred to in Section 110 of the Delaware General Corporation Law, or other similar emergency condition, as a result of which a quorum of the Board or a standing committee of the Board cannot readily be convened for action, then the director or directors in attendance at a meeting shall constitute a quorum. Such director or directors in attendance may further take action to appoint one (1) or more of themselves or other directors to membership on any standing or temporary committees of the Board as they shall deem necessary and appropriate.

7.6   Amendments.  The stockholders of the Corporation shall have the power to adopt, amend or repeal these Bylaws at any annual or special meeting, provided that the notice of such meeting complies with Section 2.5 hereof.  The Board shall also have the power to amend, repeal, or otherwise modify these Bylaws; provided, however, that without the affirmative vote of the stockholders of the Corporation, the Board shall not have the power to amend, repeal or otherwise modify (a) Sections 2.7, 3.2.1 and 3.2.2 hereof, or (b) any Bylaw provision adopted after the date hereof that has been proposed by a stockholder and adopted.